Exhibit 10.44

SUBLEASE

THIS SUBLEASE is made and entered into as of the 18th day of April 2008, between Noble International, Ltd., a Delaware corporation (“Sublessor”), whose address is 840 W. Long Lake Road, Troy, Michigan 48098, and Quantum Ventures of Michigan, LLC, a Michigan limited liability company (“Sublessee”), whose address is 840 W. Long Lake Road, Troy, Michigan 48098.

RECITALS

WHEREAS, Sublessor is subletting a portion of the sixth floor in the building known as 840 W. Long Lake Road, Troy, Michigan 48098 (the “Building”) from BBDO Detroit Crm, Inc. (“BBDO”), pursuant to a sublease agreement dated August 31, 2007 (the “Master Sublease”).

WHEREAS, the term of the Master Sublease terminates on January 31, 2010.

WHEREAS, when the Master Sublease terminates, Sublessor will lease the demised premises from 840 West Long Lake Associates, L.L.C., a Delaware limited liability company, pursuant to a lease agreement dated August 31, 2007 (the “Lease”).

WHEREAS, Sublessee wishes to sublet a portion of the sixth floor from Sublessor, such portion containing approximately 1,121 square feet, being more particularly described on the floor plan annexed hereto as Exhibit A, together with the right to use the parking and the common facilities of the Building (the “Sublet Premises”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee agrees as follows:

1. Term.

1.1 Subject to and in accordance with all of the terms, covenants and conditions of this Sublease, Sublessor hereby subleases the Sublet Premises to Sublessee, and Sublessee agrees to sublease the Sublet Premises from Sublessor, for a term commencing on April 16, 2008, and ending on April 15, 2010 (the “Sublease Term”).

2. Rent. During the term of this Sublease, Sublessee shall pay fixed rent in the amount of one dollar ($1) per year. Rent is due on the first day of each and every year during the tenancy. All rent owed to Sublessor under this Sublease shall be paid by Sublessee at the office of the Sublessor set forth above, or at such other place as Sublessor may designate. This Sublease is a gross lease and Sublease shall not be responsible for any additional payments for utilities, taxes, or common area maintenance.

3. Assignment/Subletting. Sublessee may not assign this Sublease in whole or in part or sublet the demised premises.

4. Master Sublease/Lease.

4.1 This Sublease is subordinate to both the Master Sublease and upon its effectiveness the Lease.

4.2 Sublessee shall maintain comprehensive general liability insurance, including contractual liability, with minimum limits of liability of Five Hundred Thousand Dollars ($500,000) per occurrence for bodily injury or death, and One Hundred Thousand Dollars ($100,000) per occurrence for property damage. From time to time, Sublessor shall increase the limits of such policies to higher limits as Sublessor shall reasonably require. Such insurance shall name Sublessor as an additional named insured and shall provide that Sublessor receive thirty (30) days notice from the insurer prior to any cancellation or material change of coverage; and

4.3 Sublessee shall not do anything or permit anything to be done which could result in a default under the Master Sublease or the Lease, or permit the Master Sublease or the Lease to be terminated.

4.4 Notwithstanding anything contained herein or in the Master Sublease or the Lease which may appear to be to the contrary, Sublessor and Sublessee hereby agree as follows:

a.	Sublessee shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Sublessee in this Sublease, by operation of law or otherwise, or permit the use of the Sublet Premises or any part thereof by any persons other than Sublessee and Sublessee’s employees, or sublet the Sublet Premises or any part thereof;

b.	Neither rental nor other payments hereunder shall abate by any reason of any damage to or destruction of the Sublet Premises or any portion of the Building, unless, and then only to the extent that, rental and such other payments actually abate under the Master Sublease or the Lease on account of such event;

c.	Sublessee shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building or the premises subject to the Master Sublease and the Lease;

d.	Sublessee shall not have any right to exercise or have Sublessor exercise any option under the Master Sublease or the Lease, including, without limitation, any option to lease additional space or to lease parking spaces; and

e.	In the event of any conflict between the terms, conditions and provisions of the Master Sublease or Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern, and control.

4.5 It is expressly understood and agreed that Sublessor does not assume and shall not have any of the obligations or liabilities of BBDO under the Master Sublease and that Sublessor is not making the representations and warranties, if any, made by BBDO in the Master Sublease.

5. Alterations. Sublessee agrees it will make no alterations to the Sublet Premises without the express written consent of Sublessor. Notwithstanding the foregoing, Sublessee shall be permitted signage at the entrance to the Sublet premises which shall be mutually agreed upon by the parties hereto.

6. Care of Demised Premises. Throughout the term of this Sublease, Sublessee agrees to keep and maintain the demised premises in good and sanitary order, and repair, and shall on the last day of the term hereof, surrender the demised premises to Sublessor in substantially as good condition as when received, normal wear and tear expected.

7. Notices. All notices which may be required to be given under this Sublease shall be in writing. All notices shall be sent by United States certified or registered mail, receipt postage prepaid, return receipt requested, or by a commercial carrier requiring signature upon receipt to the addresses set forth above or to such other addresses as the parties may designate. The time of giving of any such notice shall be deemed to be when notice is mailed.

8. As-Is Condition. Sublessee has examined the demised premises inside and outside and accepts the property in its current condition, AS-IS, WHERE-IS. Sublessor shall not be obligated to make any improvements or repairs whatsoever.

9. Termination of Lease. Sublessor shall perform all of its obligations to BBDO pursuant to the Master Sublease not required of Sublessee herein. Sublessor shall also perform all of its obligations to 840 West Long Lake Associates, LLC pursuant to the Lease not required of Sublesee herein. If, for any reason whatsoever, the Master Sublease or the Lease terminates for reasons other than solely as a result of a default by Sublessor, this Sublease will be automatically terminated as of the date of termination of the Master Sublease or the Lease as if such date were the date set forth herein as the termination or expiration date of this Sublease.

10. Default by Sublessee.

10.1 Upon the happening of any of the following:

a.	Sublessee fails to pay its monthly rent within five (5) days of its due date;

b.	Sublessee fails to pay any other amount due from Sublessee hereunder and such failure continues for five (5) days after notice thereof;

c.	Sublessee fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for five (5) days after notice thereof from Sublessor to Sublessee; or

d.	Any other event occurs which involves Sublessee or the Sublet Premises and which would constitute a default under the Master Sublease or the Lease if it involved Sublessor or the premises covered by the Master Sublease and the Lease;

Sublessee shall be deemed to be in default hereunder, and Sublessor may exercise, without limitation any other rights and remedies available to it hereunder or at law or in equity, in addition to any and all rights and remedies of Landlord set forth in the Master Sublease or the Lease in the event of a default by Sublessor thereunder.

10.2 In the event Sublessee fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Sublessee, Sublessor may make such payment or undertake to perform such covenant or agreement (but shall be under no obligation to do so). In such event, amounts so paid and amounts extended in undertaking such performance, together with all costs, and expenses (excluding attorney’s fees), if any, in connection therewith, shall be additional rent hereunder.

11. Nonwaiver. Failure of Sublessor to declare any default or delay in taking any action in connection therewith shall not waive such default.

12. Cumulative Rights and Remedies. All rights and remedies of Sublessor under this Sublease shall be cumulative. None shall exclude any other rights or remedies allowed by law.

13. Waiver of Claims and Indemnity.

13.1 Sublessee hereby releases and waives any and all claims against Sublessor and officers, directors, agents and employees for injury or damage to person, property or business sustained in or about the Building, the premises subject to the Master Sublease and the Lease, or the Sublet Premises by Sublessee other than by reason of gross negligence or willful conduct and except in any case which would render this release and waiver void under law.

13.2 Sublessee agrees to indemnify, defend, and hold Sublessor and its officers, directors, agents and employees harmless from and against any and all claims, demands, cost and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Sublessee’s occupancy of the Sublet Premises, Sublessee’s construction of any leasehold improvements in the Sublet Premises or from any breach or default on the part of Sublessee in the performance of any agreement or covenant of Sublessee to be performed or performed under or pursuant to the terms of this Sublease, or from any act or neglect of Sublessee or its agents, officers, employees, guests, servants, invitees or customers in or about the Sublet Premises.

14. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublessor and Sublessee each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, members, agents and employees of each of them, and Sublessee hereby waives any and all rights of recovery, claims, actions or causes of action against Sublessor and its agents and employees for any loss or damage that may occur to the Sublet Premises or to the premises covered by the Master Sublease and the Lease, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.

15. Sublessee’s Use. Sublessee shall use the Sublet Premises only for the uses specified in the Master Sublease and the Lease.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

WITNESS:	SUBLESSOR:
Noble International, Ltd.,
a Delaware Corporation

/s/ Thomas L. Saeli
	By:	Thomas L. Saeli
	Its:	CEO

WITNESS:	SUBLESSEE:
Quantum Ventures of Michigan, LLC,
a Michigan Limited Liability Company

/s/ Robert J. Skandalaris
	By:	Robert J. Skandalaris
Its:

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